Exhibit 99.1

Message from the Management Board of Infineon Technologies

Dear employees of Cypress,

It’s a pleasure for the four of us to share with you some thoughts on the important news we announced today. For us, this will be the largest deal in our history and we are looking forward to accelerating and strengthening our capabilities through the combination of our two companies.

Cypress fits in an excellent way to Infineon, forming the base for a successful transaction: We believe we complement each other well strategically and technologically. Cypress is financially healthy. And, as we learned during our intensive exchange prior to signing the deal, your company culture fits very well to ours at Infineon. We have experienced that your team is technically advanced and enthusiastic and does things differently from us — and we want to learn from you. Cypress employees strive to achieve similar goals from a different position — and we will complement each other well.

With this transaction, we as Infineon combine our leadership position in power, sensors and security with your strengths in microcontrollers, software and connectivity. Together we can offer to our customers more complete solutions in many high growth markets such as electric drives, battery-powered devices, and power supplies.

Furthermore, the combination of our security expertise with your connectivity know-how will accelerate our entry into adjacent and new IoT applications in the industrial and consumer markets.

In Automotive, we will together accelerate growth with a complementary portfolio in microcontrollers and NOR Flash, which is gaining increased relevance in Advanced Driving Assistance Systems (ADAS) and new electronic architectures in vehicles.

In addition to the benefits of a larger portfolio of products, services and capabilities (economies of scope), the transaction will increase our footprint in important geographical regions — and we as Infineon expect to add to our presence in Silicon Valley and gain presence as well as market share in the strategically important Japanese market.

Considering our pro-forma revenue of 10 billion Euros in the fiscal year 2018, the combined company will join the world’s Top 10 and rank 8th among global semiconductor companies. In addition to our current leading position in power and security, we will together also be the number 1 in automotive semiconductors.

For us, this deal is unprecedented in its size and we will together enter a new era. We have carefully and critically assessed the opportunities and risks and will finance the acquisition with an equity share of around 30 percent. We will ensure that we remain financially viable even under unfavorable market conditions. We expect the deal to be accretive to our earnings in the first full year after closing.

As you might already be aware, closing of the transaction is subject to approval from Cypress shareholders as well as regulatory bodies and is expected by end of 2019 or early 2020. Until then, Infineon and Cypress will remain independent companies. This means, that we all have to observe relevant rules when interacting with each other — we have to interact as we do with all other peers. However, we will prepare for the integration process jointly — more about the project team soon.

We are convinced that this transaction is worth all the efforts that lie ahead of us. The combination of our portfolios will accelerate and strengthen a strategy of sustainable profitable growth for our combined businesses under the Infineon brand. We would like to extend our sincerest thanks to everyone who has helped make this deal happen in a very short time.

We are very much looking forward to working with you. This is a truly historic opportunity for all of us and we invite you cordially to join us on our road of success.

Kind regards,

Reinhard Ploss (CEO), Helmut Gassel (CMO), Jochen Hanebeck (COO), Sven Schneider (CFO), Infineon Technologies AG

Cautionary Note Regarding Forward Looking Statements

This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the proposed transaction and the merger (the “Merger”) of a wholly owned subsidiary of Infineon Technologies AG (“Infineon”) with and into Cypress Semiconductor Corporation (which we refer to as the “Company”) on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of June 3, 2019 (the “Merger Agreement”), by and among the Company, Infineon, and the wholly owned subsidiary of Infineon, the benefits of the proposed transaction and the anticipated timing of the proposed transaction. Forward-looking statements can be generally identified by the use of words such as “anticipate,” “believe,” “plan,” “project,” “estimate,” “forecast,” “expect,” “should,” “intend,” “may,” “could,” “will,” “would,” “outlook,” “future,” “trend,” “goal,” “target,” and similar expressions or expressions of the negative of these terms. These statements reflect only the Company’s current expectations and are not guarantees of future performance or results. Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the occurrence of any event, development, condition, state of facts, change, effect or other circumstances that could give rise to the termination of the Merger Agreement, the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental authority may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks regarding the failure of Infineon to obtain the necessary financing to complete the Merger; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the Merger on the Company’s relationships, operating results and business generally; the risk that certain approvals or consents will not be received in a timely manner or that the Merger will not be consummated in a timely manner; the risk of exceeding the expected costs of the Merger; adverse changes in U.S. and non-U.S. governmental laws and regulations; adverse developments in the Company’s relationships with its employees; capital market conditions, including availability of funding sources for the Company; changes in the Company’s credit ratings; risks related to the Company’s indebtedness, including the Company’s ability to meet certain financial covenants in the Company’s debt instruments; the risk of litigation, including stockholder litigation in connection with the proposed transaction, and the impact of any adverse legal judgments, fines, penalties, injunctions or settlements; and volatility in the market price of the Company’s stock.

Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. The Company assumes no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. For additional discussion of potential risks and uncertainties that could impact the Company’s results of operations or financial position, refer to Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018 and Part II, Item 1A. Risk Factors in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 and any subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”).

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed Merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy the Company’s securities or the solicitation of any vote or approval. The proposed Merger will be submitted to the Company’s stockholders for their consideration. In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant materials with the SEC in connection with the solicitation of proxies in connection with the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF CYPRESS SEMICONDUCTOR CORPORATION ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov.

In addition, the Company’s stockholders may obtain free copies of the documents we file with the SEC through the Investors portion of the Company’s website at investors.cypress.com under the link “Financials & Filings” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations Department by (a) mail at Cypress Semiconductor Corporation, Attention: Investor Relations, 198 Champion Ct., San Jose, CA 95134, (b) telephone at (408) 943-2600, or (c) e-mail at investorrelations@cypress.com.

The Company and certain of its executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of the Company’s common stock is also set forth in the Company’s definitive proxy statement on Schedule 14A for its 2019 annual meeting of stockholders filed on March 15, 2019 with the SEC, which can be obtained free of charge from the sources indicated above.